EXHIBIT 10.2.32

AMENDMENT 2007-1

CHARMING SHOPPES, INC.

SUPPLEMENTAL BENEFIT TRUST AGREEMENT

FOR THE CHARMING SHOPPES VARIABLE

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

AND

THE CHARMING SHOPPES NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

AMENDMENT 2007-1, dated as of January 25, 2007, by Charming Shoppes, Inc. (the “Company”).

The Company entered into the Charming Shoppes, Inc. Supplemental Benefit Trust Agreement dated as of January 1, 1998 (the “Trust Agreement”) with First Union National Bank (now known as Wachovia) (the “Trustee”) for the purpose of providing a funding source for the Charming Shoppes Variable Deferred Compensation Plan for Executives and the Charming Shoppes Non-Employee Director Compensation Plan (the “Plans”); and

Pursuant to Section 12.1 of the Trust Agreement, the Company may, from time to time, amend or modify the provisions of the Trust Agreement; and

The Company desires to amend the Trust Agreement to change the definition of “Change of Control” to be consistent with the terms of the Variable Deferred Compensation Plan and the Charming Shoppes Non-Employee Director Compensation Plan.

NOW, THEREFORE, the Trust Agreement is amended as follows:

1.	Section 16.3 is amended to read as follows:

16.3 “Change of Control” means and shall be deemed to have occurred if:

(a) any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security and immediately after such acquisition such Person has, directly or indirectly, the Beneficial Ownership of Voting Securities representing 20 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(b) those individuals who as of the day after the Company’s annual shareholders meeting in the calendar year prior to the determination constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the day after the Company’s annual shareholders meeting in the calendar year prior to the determination or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board ; or

(c) consummation of a merger, consolidation, recapitalization or reorganization of Charming Shoppes, Inc., a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by the Company (a “Transaction”) other than a Transaction which would result in the holders of Voting Securities having at least 80 percent of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least 60 percent of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered; or

(d) the complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in Related Parties owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

IN WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, this instrument has been executed by the duly authorized officer of the Company as of this ________ day of ____________________, 2007.

                            CHARMING SHOPPES, INC.

                            By:  ______________________
                            Eric M. Specter
                            Executive Vice President
Accepted:

By:  ________________________
Wachovia, as Trustee